Exhibit 10.1

Veramark Technologies, Inc.
2010 Incentive Plan for Anthony C. Mazzullo

Incentives will be based on a weighted point system using three (3) target measures, as follows:

•	Orders, 40%

•	Revenue, 50%

•	Net Income, 10%

Restricted Stock Bonus

•	Total at target including rollover 133,333 shares

•	Restricted shares will be earned based on the weighted point system as follows:

•	Orders, 40%: 53,333 shares at target

•	Revenue, 50%: 66,667 shares at target

•	Net Income, 10%: 13,333 shares at target

•	Restricted shares begin to be earned pro-rata when 85% of a target is achieved.

Cash Bonus

•	Total at target: $60,000

•	Bonus amounts will be based on a weighted point system as follows:

•	Orders, 40%: $24,000 at target

•	Revenue, 50%: $30,000 at target

•	Net Income, 10%: $6,000 at target

•	Cash bonus amounts begin to be earned pro-rata when 85% of a target is achieved.

Additional Cash Bonus for Exceeding a Target

•	Additional cash bonus for exceeding plan will be based on a weighted point system of each target as follows:

•	Achieve 110% of target on a target, add additional weighted share of $20,000 cash bonus (Orders: $8,000, Revenue: $10,000, Net Income: $2,000)

•	Achieve 120% of target on a target, add additional weighted share of $20,000 cash bonus (Orders: $8,000, Revenue: $10,000, Net Income: $2,000)

•	Achieve 130% of target on a target, add additional weighted share of $20,000 cash bonus (Orders: $8,000, Revenue: $10,000, Net Income: $2,000)

•	Additional cash bonuses will not be pro-rated

Veramark Technologies, Inc. • www.veramark.com
Corporate: 3750 Monroe Avenue • Pittsford, NY 14534 • Tel: 585.381.6000 • Fax: 585.383.6800